As filed with the Securities and Exchange Commission on July 24, 1996

                                      Registration No. 333-


                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC  20549

                           ____________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                            ___________________

               THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
          (Exact name of registrant as specified in its charter)

            GEORGIA                                            58-2213805
 (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                       Identification No.)


                2300 WINDY RIDGE PARKWAY, SUITE 100 NORTH,
                        ATLANTA, GEORGIA 30339-8426
       (Address of principal executive offices, including zip code)


              THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                          1996 STOCK OPTION PLAN
                         (Full title of the plan)

                            ___________________


TONY G. MILLS, ESQ.                     COPY TO:
THE PROFIT RECOVERY GROUP
INTERNATIONAL, INC.                LEONARD A. SILVERSTEIN, ESQ.
2300 WINDY RIDGE PARKWAY           LONG, ALDRIDGE & NORMAN, LLP
SUITE 100 NORTH                    ONE PEACHTREE CENTER
ATLANTA, GEORGIA  30339-8426       SUITE 5300
(NAME AND ADDRESS OF AGENT         ATLANTA, GEORGIA  30308
FOR SERVICE)                       (404) 527-4000
(770) 955-3815
(TELEPHONE NUMBER, INCLUDING
AREA CODE, OF AGENT FOR SERVICE)


                      CALCULATION OF REGISTRATION FEE

Title of            Amount         Proposed      Proposed            Amount
Securities          to be      Offering Price    Maximum Aggregate   of Regis-
to be               Registered     Per Share     Offering Price      tration
Registered          (1)              (2)               (2)           Fee (2)
____________________________________________________________________________

Common Stock,
no par value
per share           580,000        $ 5.30       $ 3,074,000      $ 1,060
                    451,000         11.00         4,961,000        1,711
                     63,000          8.00           504,000          174
                      2,000         16.50            33,000           12
                     70,500         18.00         1,269,000          438
                  2,333,500         19.1875      44,774,031.25    15,440

Total:            3,500,000        N/A          $54,615,031.25   $18,835

____________________________________________________________________________

(1) The shares of Common Stock being registered represent (i) 1,166,500 shares of Common Stock which may be acquired pursuant to outstanding options under The Profit Recovery Group International, Inc. 1996 Stock Option Plan (the "Plan"); and (ii) 2,333,500 shares of Common Stock which may be acquired pursuant to options available for grant in the future under the Plan. An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the antidilution provisions of the Plan become operative.

(2) The offering prices for the 1,166,500 shares subject to currently outstanding options under the Plan are the applicable option exercise prices for each currently outstanding option. The offering price of the 2,333,500 shares which may be acquired pursuant to options available for grant in the future under the Plan is not presently determinable. The offering price for such shares is estimated pursuant to Rule 457(c) and
     (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant's Common Stock on July 19, 1996 as quoted on the Nasdaq National Market.

                                      PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed by The Profit Recovery Group International, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") hereby are incorporated herein by reference as of their respective dates:

     (1) The Company's prospectus dated March 26, 1996 filed with the Commission pursuant to the Commission's Rule 424(b)(1), which forms a part of the Company's Registration Statement on Form S-1 (File No. 333-1086);

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

     (3) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 0-28000) as declared effective by the Commission on March 26, 1996.

     In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 8 of the Company's Articles of Incorporation eliminates, subject to certain exceptions, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for
(i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transaction from which the director received an improper benefit. In addition, Article VII of the Company's Bylaws provides broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in or not opposed to the best interests of the Company, and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful. The personal liability of directors for monetary damages for violations of federal securities laws is not affected by these provisions. The Registrant may also provide advances of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of (i) a written affirmation of such officer or director that he or she has met certain standards of conduct and that his or her conduct does not constitute certain identified behavior, and (ii) a written undertaking by or on behalf of such officer or director to repay such advances if it is ultimately determined that he or she is not entitled to indemnification by the Registrant. These provisions of the Articles and Bylaws will limit the remedies available to a shareholder who is dissatisfied with a Board decision protected by these provisions, and such shareholder's only remedy in that circumstance may be to bring a suit to prevent the Board's action. In many situations, this remedy may not be effective, as, for example, when shareholders have no prior awareness of the Board's consideration of the particular transaction or event.

     The Registrant currently maintains an insurance policy which insures the directors and officers of the Registrant against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "1933 Act").

ITEM 8.   EXHIBITS


EXHIBIT
NUMBER                   DESCRIPTION

   5                Opinion of Long, Aldridge & Norman, LLP.

23.1                Consent of KPMG Peat Marwick LLP.

23.2                Consent of Long, Aldridge & Norman, LLP (included in
                    Exhibit 5).


ITEM 9.   UNDERTAKINGS

     A.   RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 22, 1996.


                                             THE PROFIT RECOVERY GROUP
                                             INTERNATIONAL, INC.


                                             By:/s/ John M. Cook
                                                ________________
                                                 John M. Cook
                                                 Chairman of the Board, Chief
                                                 Executive Officer and
                                                 President


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Cook and Donald E. Ellis, Jr. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

          Name                 Title                            Date

/s/ John M. Cook
________________________       Director, Chairman
     John M. Cook              of the Board, Chief          July 22, 1996
                               Executive Officer and
                               President (Principal
                               Executive Officer)

/s/ Donald E. Ellis, Jr.
________________________       Senior Vice President,
     Donald E. Ellis, Jr.      Chief Financial              July 22, 1996
                               Officer and Treasurer
                               (Principal Financial Officer)


/s/ Jorge E. Cora
________________________       Vice President-Finance       July 22, 1996
     Jorge E. Cora             (Principal Accounting
                               Officer)


/s/ John M. Toma
_________________________      Executive Vice President -   July 22, 1996
     John M. Toma              Administration and Director


/s/ Stanley B. Cohen
_________________________      Director                     July 22, 1996
     Stanley B. Cohen


/s/ T. Charles Fial
_________________________      Director                     July 9, 1996
     T. Charles Fial


/s/ Jonathan Golden
_________________________      Director                     July 22, 1996
     Jonathan Golden


/s/ Garth H. Greimann
_________________________      Director                     July 22, 1996
     Garth H. Greimann


_________________________      Director                     July ___, 1996
     Fred W. I. Lachotzki


/s/ E. James Lowrey
_________________________      Director                     July 22, 1996
     E. James Lowrey

                                   EXHIBIT INDEX



Exhibit

   5           Opinion of Long, Aldridge & Norman, LLP.

 23.1          Consent of KPMG Peat Marwick LLP.

 23.2          Consent of Long, Aldridge & Norman, LLP (included in Exhibit 5)